Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1997 Supplemental Stock Plan, as amended, 1998 Employee Stock Purchase Plan, as amended, and Restricted Stock Agreements of Rational Software Corporation of our report dated April 17, 2002 with respect to the consolidated financial statements and schedule of Rational Software Corporation included in its Annual Report (Form 10-K) for the year ended March 31, 2002, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Palo Alto, California

July 31, 2002